EXHIBIT 12.1


                                         RATIO OF EARNINGS TO FIXED CHARGES


                                                       Fiscal Years Ended December 31,               Six Months
                                                  --------------------------------------------          Ended
                                                  1996      1997      1998      1999      2000      June 30, 2001
                                                  ----      ----      ----      ----      ----      -------------
Income (loss) from continuing operations
  before income taxes                           (188.3)   (161.3)     81.5     105.5     207.6          173.9

Fixed Charges:
  Interest on long-term and
    short-term debt including
    amortization of debt expense                  71.7      71.7      48.7      41.6      38.5           16.3
  Portion of rental expense as can be
    demonstrated to be representative
    of the interest factor                        23.5      22.6      22.5      22.3      23.8           12.6
                                                 -----     -----     -----     -----     -----          -----
Total fixed charges                               95.2      94.3      71.2      63.9      62.3           28.9
                                                 -----     -----     -----     -----     -----          -----

Earnings before income taxes
  and fixed charges                              (93.1)    (67.0)    152.7     169.4     269.9          202.8
                                                 -----     -----     -----     -----     -----          -----

Ratio of earnings to fixed charges                 N/A       N/A      2.14      2.65      4.33           7.01
                                                 =====     =====     =====     =====     =====          =====